EXHIBIT 99

            (Letterhead of Crown Resources Corporation appears here)

                                                                    May 6, 1994
Battle Mountain Gold Company
333 Clay Street
Houston, TX 77002

Attention:  Mr. Kenneth R. Werneburg                            VIA TELECOPIER
            President and COO                                         AND
                                                                FEDERAL EXPRESS
       RE:  CROWN JEWEL PROJECT
            PROPOSED SETTLEMENT AGREEMENT

Dear Ken:

            The purpose of this letter is to memorialize the agreement to settle all disputes among our respective companies concerning the Crown Jewel Joint Venture and other matters in accordance with the discussions we held in Denver on Wednesday, April 27, 1994 (the "Proposed Settlement Agreement").

I.     GENERAL MATTERS

       A. BACKGROUND. Crown Resources Corporation, Crown Resource Corp. of Colorado, and Gold Texas Resources, U.S., Inc. (collectively "Crown") and Battle Mountain Gold Company ("BMG") are parties to the Crown Jewel Venture Agreement (the "Venture Agreement"), dated effective January 4, 1991. Crown and BMG recently concluded an arbitration administered by the American Arbitration Association ("AAA"), that was initiated by Crown (the "Crown Arbitration"), in which it was determined that no payments were due to Crown under Section 5.4 of the Venture Agreement for the last two quarters of 1993. That arbitration did not, however, resolve all outstanding issues between the parties. After the conclusion of the Crown Arbitration, BMG commenced an arbitration proceeding before the AAA (No. 77 180 0069 94) (the "BMG Arbitration"), BMG commenced an action in the Denver District Court (Case No. 94-CV-1755) (the "BMG Lawsuit"), and Crown commenced an action in Denver District Court (Case No. 94-CV-2039) (the "Crown Lawsuit").

       B. STANDSTILL. Crown and BMG agree that prior to 6:00 p.m. MDT on May 10, 1994, neither Crown nor BMG will file, initiate, or commence in any manner whatsoever any further arbitrations, complaints, lawsuits, demands, or any other pleadings or notices with any agency, association, court, or other tribunal seeking the resolution of any matter or the determination of any outstanding items insofar as such matters relate to the Crown Jewel Project or the Venture Agreement. During this standstill period, we agree that any AAA or district court deadlines, time limits, or other periods of time shall be "tolled." The tolling shall be deemed to have commenced at the beginning of business on April 27, 1994. For purposes of protecting our respective rights, however, we have scheduled a hearing for 8:30 a.m. on May 12, 1994 in the BMG Lawsuit. That time was reserved solely for purposes of docketing, and the hearing will be vacated and rescheduled if this Proposed Settlement Agreement is approved by Crown's and BMG's respective boards of directors within the time period hereinafter specified. If this Proposed Settlement Agreement is not so approved, then the hearing in the BMG Lawsuit shall proceed on May 12, 1994.

II.    TERMS OF SETTLEMENT

       A. EXTENSION OF APRIL 30 PAYMENT DEADLINE. Crown and BMG hereby agree to extend the April 30, 1994 payment deadline for the first quarter 1994 Section 5.4 payment until May 16, 1994.

       B. CLOSING OF SETTLEMENT AGREEMENT. If this Proposed Settlement Agreement is approved by the board of directors of each of the parties within the period hereinafter specified, the parties will conduct a closing (the "Closing") within 10 business days after the last such approval to take all actions necessary to implement the following terms, conditions and covenants:

            1. PAYMENT TO CROWN. At the Closing, BMG shall: (a) pay Crown the sum of $4.25 million in cash; and (b) issue Crown 435,897 shares of unregistered and restricted BMG common stock (the "BMG Shares") (having a value of $4.25 million based on the April 26, 1994 closing price of $9 3/4).

            2. AMENDMENT OF CROWN JEWEL VENTURE AGREEMENT. At the Closing, the parties shall execute the Second Amendment to Crown Jewel Venture Agreement, a copy of which is attached hereto as Exhibit B.

            None of the amounts paid to Crown by Battle Mountain pursuant to the Proposed Settlement Agreement shall be credited to Battle Mountain's capital account.

            3. NORDIC ROYALTY. Crown now owns the royalty created by that certain Mining Lease and Option, dated as of October 26, 1987, between Crown Resource Corp. and Nordic Limited, Inc. (the "Nordic Royalty"). At the Closing, Crown shall execute and deliver to BMG an amendment to the above-referenced Mining Lease and Option reducing the outstanding maximum balance payable pursuant to the Nordic Royalty from $897,000 to $448,500. The remaining balance of the Nordic Royalty will be payable to Crown as provided in the above-referenced Mining Lease and Option.

            4. DISMISSAL OF PROCEEDINGS. At the Closing, the parties will execute all pleadings and other documents necessary to dismiss with prejudice the BMG Lawsuit and the Crown Lawsuit, and jointly to withdraw the BMG Arbitration. Promptly after the Closing the parties will file such pleadings and take such other actions as are reasonably necessary to achieve such dismissals and withdrawal. With regard to the foregoing, each party shall bear its own costs, attorneys fees, and other expenses and shall not be entitled to recourse against the other parties with respect thereto. Within a reasonable time after the Closing, Crown and BMG shall each use their best efforts to (i) return to the other party all documents produced in the Crown Arbitration by the other party under a claim of privilege and all copies of all such documents; and (ii) take all actions reasonably necessary to have all copies of the record of the Crown Arbitration proceedings returned to the parties.

            5. RELEASES OF LIABILITY. At the Closing, BMG and Crown shall each execute and deliver to the other a binding release of all claims, causes of action, demands or liabilities, known or unknown, which either may now have or hereafter acquire based on any fact, circumstance or condition existing on the date of this Proposed Settlement Agreement, including without limitation any such claim, cause of action or liability arising out of or related to the Venture Agreement, the Crown Jewel Project, the March 13, 1990 Letter Agreement between the parties, or any prior negotiations between the parties concerning the acquisition by BMG of any stock or assets of Crown (the "Mutual Release"). Each party shall bear its own costs, attorney's fees, and other expenses, and shall not be entitled to recourse against the other parties with respect thereto.

       C. REGISTRATION OF BMG SHARES. BMG agrees to use its best efforts to register for resale by Crown from time to time in at-the-market transactions (but not underwritten offerings) the BMG Shares, such registration to be at BMG's expense. In this connection, BMG agrees to file a "shelf" registration statement on Form S-3 under Rule 415 under the Securities Act of 1933 (the "Securities Act") covering such resale not later than four months after delivery of the shares to Crown as provided above and to use its best efforts to cause such registration statement to become effective as soon as reasonably practicable thereafter and to maintain the effectiveness thereof until the date two years after such issuance. Additional procedures and agreements governing such registration rights are set forth in Exhibit A to this Proposed Settlement Agreement, which is hereby incorporated herein by reference. The registration rights provided for herein shall not be assignable except that Crown may assign such rights to not more than three transferees of the BMG Shares in private transactions effected in compliance with all applicable federal and state securities laws (as provided in clause (c) of the immediately following paragraph) provided that each such transferee shall agree in writing with BMG to be bound by and to comply with the provisions hereof respecting registration rights as though named herein as Crown (it being understood, however, that no such transferee shall have the right to make a further assignment of the registration rights provided herein).

            Crown represents and warrants that it will acquire the BMG Shares for its own account, for investment and not with a view to distribution, and covenants not to make any sale or transfer of the BMG Shares except (a) in a transaction registered under the Securities Act in accordance with the registration rights provisions contained herein, (b) in a transaction complying with Rule 144 under the Securities Act (after such time as the applicable holding period elapses), or (c) otherwise in a transaction exempt from the registration requirements of the Securities Act and any applicable state blue sky law and as to which Crown provides satisfactory assurance (including an opinion of counsel) as to the availability of such exemption and an agreement of the transferee in form satisfactory to BMG to be bound by the provisions hereof. Crown acknowledges that BMG may place appropriate legends and enter stop transfer instructions with its transfer agent in order to give effect to the foregoing restrictions on transfer.

III.   APPROVAL OF PROPOSED SETTLEMENT AGREEMENT

       A. BOARD APPROVAL. Crown and BMG agree to seek approval of their respective boards as quickly as practical of the terms of this Proposed Settlement Agreement. Such approval must by obtained and proof of such approval furnished to the other parties by 5:00 p.m. MDT on Tuesday, May 10, 1994 or this Proposed Settlement Agreement shall terminate and be deemed rejected by both parties. If any party's board of directors votes on or before May 10, 1994 to reject this Proposed Settlement Agreement, it shall promptly notify the other parties by telecopier.

       B. TERMINATION OF PROPOSED SETTLEMENT AGREEMENT. If this Proposed Settlement Agreement is not approved by the boards of directors as set forth above, it shall be deemed rejected by both parties and shall be of no force and effect for any purpose whatsoever in resolving the disputes between the parties, except that following such rejection, and notwithstanding anything herein to the contrary, the April 30, 1994 due date for the first quarter 1994 Section
5.4 payment shall still remain extended to May 16, 1994, as set forth above, and the standstill provisions shall remain in force until 6:00 p.m. MDT on May 10, 1994.

       C. PRESS RELEASE. If the Proposed Settlement Agreement is approved by the boards of directors of all parties as provided herein, each of the parties shall issue a press release announcing resolution of all outstanding issues between them and evidencing their joint intention to move forward to complete the permitting process for the Crown Jewel Project at the earliest possible date.

       D. ALLOCATION OF PAYMENTS. Crown and BMG will cooperate to allocate the $8.5 million consideration to be paid by BMG between the settlement of disputes and the amendment to increase BMG's right to acquire a Participating Interest from 51% to 54% as set forth above so as to satisfy the respective tax and accounting interests of all parties. If Crown and BMG are unable to reach any other agreement, all parties will both report that $2.5 million is allocated to the resolution of disputes, and $6 million is allocated to BMG's right to increase its Participating Interest.

       E. NO THIRD PARTY BENEFICIARIES. This Proposed Settlement Agreement is intended solely for the benefit of Crown and Battle Mountain, and their respective officers, directors, employees, and shareholders and is not for the benefit of any third parties.

       F. FURTHER ASSURANCES. The implementation of this Proposed Settlement Agreement will necessitate the preparation of a number of other documents to effect the settlement. In addition to the Second Amendment to Venture Agreement and the Mutual Release, a number of other documents such as a recording memorandum, an amendment of the tax partnership, and an amendment of the Nordic Royalty will be required. To the extent the parties have agreed upon their content and form, those documents will be incorporated as exhibits to this Proposed Settlement Agreement. Those not completed at such time will be completed expeditiously thereafter. In addition, BMG and Crown shall each take, from time to time, such actions and execute such additional documents as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Proposed Settlement Agreement.

            If you believe this letter accurately sets forth our agreement, please sign a copy of this letter in the space provided below. Upon execution of this Proposed Settlement Agreement, each party will present its terms to its board of directors for approval.

GOLD TEXAS RESOURCES U.S., INC.               CROWN RESOURCES CORPORATION

By: /s/ CHRISTOPHER E. HERALD                 By: /s/ CHRISTOPHER E. HERALD
        Christopher E. Herald                         Christopher E. Herald
           Vice President                                  President


CROWN RESOURCE CORP. OF COLORADO

By: /s/ CHRISTOPHER E. HERALD
        Christopher E. Herald
           Vice President

Agreed to accepted this 6th day of May 1994

BATTLE MOUNTAIN GOLD COMPANY

By: /s/ KENNETH R. WERNEBURG
        Kenneth R. Werneburg
         President and COO

                                 EXHIBIT A
                                    to
                       Proposed Settlement Agreement
                                  Between
       Crown Resources Corporation, Gold Texas Resources, U.S., Inc.
                   and Crown Resource Corp. of Colorado
                                    And
                       Battle Mountain Gold Company

            (a) In furtherance of the registration rights provided for in the Proposed Settlement Agreement to which this exhibit is annexed, BMG agrees to:

            (i) prepare and file with the Securities and Exchange Commission (the "SEC") such amendments and supplements to the registration statement covering the resale of the BMG Shares (the "Registration Statement") and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective until such time as the BMG Shares covered thereby (x) have been disposed of in accordance with the Registration Statement, (y) have been sold to the public in sales covered by Rule 144 under the Securities Act (or any similar provision then in effect) or otherwise, or (z) have otherwise been transferred and evidenced by certificates not bearing any legend restricting the public resale thereof and no other restriction on transfer exists, and in no event for a period of more than two years from the date of initial delivery to Crown under the Settlement Agreement, whereupon BMG may withdraw the BMG Shares from registration;

            (ii) furnish to Crown such number of copies of the prospectus included in the Registration Statement as Crown may reasonably request in order to facilitate the disposition of all or any of such BMG Shares in accordance with the manner of distribution described therein, or in lieu thereof, deliver copies of such prospectus pursuant to and in accordance with the terms of Rule 153 under the Securities Act;

            (iii) file any documents required by BMG for normal blue sky clearance with respect to such resale transactions; PROVIDED, that BMG will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iii); (y) subject itself to taxation in any such jurisdiction; or, (z) consent to general service of process in any jurisdiction where it would otherwise not be subject thereto; and

            (iv) notify Crown at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of BMG Shares, such prospectus will not contain an untrue statement (as defined in paragraph (d) below) and promptly make available to Crown any such supplement or amendment.

            (b) EXPENSES. BMG shall bear all expenses in connection with the procedures in subparagraphs (i) through (iv) of paragraph (a) and the registration of the BMG Shares pursuant to the Registration Statement and the satisfaction of the blue sky laws of such states, other than selling, agency or underwriting discounts, fees or commissions, and other than fees and expenses, if any, of counsel or other advisers to Crown (or other selling holder).

            (c)    SUSPENSION OF TRADING AND DISPOSITIONS.

            (i) Crown agrees that, upon receipt of any notice from BMG of the happening of any event of the kind described in paragraph
         (a)(iv) above, Crown will forthwith discontinue disposition of BMG Shares pursuant to the Registration Statement until its receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (a)(iv).

            (ii) Crown agrees to suspend, upon request of BMG, any disposition of BMG Shares pursuant to the Registration Statement during any period, not to exceed one (1) thirty (30) day period per circumstance or development, when upon the advice of its securities counsel BMG determines that offers and sales pursuant thereto should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in such a prospectus is premature or otherwise inadvisable.

            (iii) Crown agrees to notify BMG, at any time when a prospectus relating to the Registration Statement is required to be delivered by it under the Securities Act, of the occurrence of any event relating to Crown which requires the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of BMG Shares, such prospectus will not contain an untrue statement (as defined in paragraph (d) below) relating to Crown, and Crown will promptly make available to BMG the information to enable BMG to prepare any such supplement or amendment. Crown also agrees that, upon delivery of any notice by it to BMG of the happening of any event of the kind described in the next preceding sentence of this subparagraph, Crown will forthwith discontinue disposition of BMG Shares pursuant to the Registration Statement until its receipt of the copies of the supplemental or amended prospectus contemplated by this subparagraph, which BMG shall promptly make available to Crown.

            (d) INDEMNIFICATION. (i) For the purpose of this paragraph (d), the following terms shall have the following meanings:

            "Registration Statement" shall include any amendment (or document deemed to be an amendment under applicable rules under, or undertakings required by, the Securities Act), relating to the Registration Statement referred to in this Exhibit A; and

            "untrue statement" shall mean any untrue statement or alleged untrue statement in the Registration Statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, or any untrue statement or alleged untrue statement in the prospectus used in connection with sales under the Registration Statement, as such prospectus is at the applicable time amended or supplemented, or any omission or alleged omission to state in such prospectus (as so amended or supplemented) a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (i) BMG agrees to indemnify and hold harmless Crown, its officers, directors and control persons in connection with sales of BMG Shares pursuant to the Registration Statement from and against any losses, claims, damages or liabilities to which Crown may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement contained in the Registration Statement or in the prospectus as at the time amended or supplemented; and BMG will reimburse Crown for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. BMG shall not be liable to Crown in any case contemplated by this subparagraph (ii) to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement or prospectus in reliance upon and in conformity with written information furnished to BMG by or on behalf of Crown specifically for use in preparation of the Registration Statement or prospectus; or for any loss, claim, damage or liability arising out of or related to the failure of Crown to comply with the covenants and agreements contained in this Exhibit A respecting sales of BMG Shares.

            (ii) Crown agrees to indemnify and hold harmless BMG (and each person, if any, who controls BMG within the meaning of Section 15 of the Securities Act, each officer of BMG who signs the Registration Statement and each director of BMG) from and against any losses, claims, damages or liabilities to which BMG (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), and Crown shall reimburse BMG (or such officer, director or controlling person) for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim insofar as such expenses, losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon: (x) any failure by Crown to comply with the covenants and agreements contained in this Exhibit A respecting the BMG Shares; or (y) any untrue statement contained in the Registration Statement or the prospectus as then amended or supplemented if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of Crown specifically for use in preparation of the Registration Statement or prospectus.

            (iii) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against any indemnifying person pursuant to this paragraph (d), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person in connection with the defense thereof; PROVIDED, HOWEVER, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person.